Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated February 3, 2011, relating to the consolidated financial statements and financial statement schedules of Unitrin, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph as to the changes in the Company’s method of recognizing and presenting other-than-temporary impairments in 2009), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Chicago, IL

May 3, 2011